Exhibit 8.1

March 28, 2013

Board of Trustees
Power REIT
301 Winding Road
Old Bethpage, NY  11804

Ladies and Gentlemen:

       We have acted as counsel to Power REIT, a Maryland real estate investment trust (the "Company"), for the purpose of rendering to you those certain opinions set forth in this letter in connection with the planned "at-the-market" offering of up to $5,400,000 of the Company's common shares, $0.001 par value per share (the "Shares"), as described in that certain Prospectus Supplement (the "Prospectus Supplement") supplementing the Prospectus (the "Prospectus") included in the Company's Registration Statement on Form S-3 (Reg. No. 333-180693) (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"). As we have been retained as special counsel to render these opinions, understand that we are not generally familiar with the day-to-day operations of the Company. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of
Item 601(b)(8) of Regulation S-K, 17 C.F.R. 229.601(b)(5), in
connection with the Registration Statement.

       For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter
expressed.   In our examination of the aforesaid documents, we have
assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies. We have also assumed that the representations of officers and employees of the Company are true and correct as to questions of fact.

       In rendering our opinions, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended ("Code"), and the Treasury regulations promulgated thereunder ("Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service ("IRS"), currently published administrative rulings and procedures, and such other authorities as we have considered relevant, in each case as in effect on the date hereof (collectively, the "Tax Laws"). It should be noted that the Code, Regulations, judicial decisions, rulings, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, letter of transmittal and consent or such other document on which we relied, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged by the IRS, by a court.

       Based upon, subject to and limited by the foregoing, the discussions with respect to Tax Laws matters contained in the Prospectus Supplement under the heading "Additional Material United States Federal Income Tax Considerations" and in the Prospectus under the heading "Material United States Federal Income Tax Considerations" represent our opinions on the subject matter thereof.

       This opinion is being furnished solely in connection with the filing of the Prospectus Supplement, and speaks as of the date hereof. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

       We hereby consent to (i) the filing of this opinion letter as
Exhibit 8.1 to the Registration Statement and (ii) the reference to this firm under the caption "Legal Matters" in the Prospectus Supplement and the Prospectus. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Act.

Very truly yours,

/s/ Leech Tishman Fuscaldo & Lampl LLC